UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2009

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6650 Via Austi Parkway, Suite 170

Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 733-7195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               Entry Into a Material Definitive Agreement

On April 20, 2009, Elixir Gaming Technologies (Hong Kong) Limited (“EGT-Hong Kong”), a Hong Kong company wholly-owned by Elixir Gaming Technologies, Inc., a Nevada corporation (the “Company), entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Clarence Chung, the chairman, president and chief executive officer and a member of the board of directors of the Company.  The Employment Agreement is effective as of October 1, 2008, the date Mr. Chung was appointed to serve as chief executive officer of the Company. According to the terms of the Employment Agreement, the employment of Mr. Chung as chief executive officer of the Company is for a fixed term commenced from October 1, 2008 up to December 31, 2009 subject to any further renewal to be agreed between the parties. Mr. Chung is entitled to an annual salary of $1.00 and a discretionary performance bonus of such amount and form (whether in cash or in kind) to be determined by the compensation committee of the Board of Directors of the Company payable upon achievement of certain objectives set by our compensation committee at such time as the committee deems appropriate. Mr. Chung receives no compensation from the Company or any subsidiary of the Company for serving as an officer or director of the Company and its subsidiaries, except as provided for in the Employment Agreement.

Item 5.02               Departure of Directors or Certain Officer; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 20, 2009, an Executive Employment Agreement was entered into between Elixir Gaming Technologies (Hong Kong) Limited (“EGT-Hong Kong”), a Hong Kong company, and Mr. Chung on that date.  A summary of the material compensatory terms for Mr. Chung’s office under the Employment Agreement are set forth in Item 1.01 above.

Item 9.01               Financial Statements and Exhibits

99.1         Executive Employment Agreement dated April 20, 2009 between Elixir Gaming Technologies (Hong Kong) Limited, a Hong Kong company and Clarence Chung.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: April 22, 2009	/s/Clarence Chung
Clarence Chung
Chief Executive Officer